CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Callable Yield Notes linked to the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index due May 27, 2011	$5,000	$0.36
Callable Yield Notes linked to the Market Vectors Gold Miners ETF and the Energy Select SPDR® Fund due May 27, 2011	$334,000	$23.81
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
PRICING SUPPLEMENT
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
Underlying Supplement No. 1 dated January 8, 2010 and
Underlying Supplement No. 2 dated January 11, 2010)

HSBC USA Inc.
Callable Yield Notes

}	This pricing supplement relates to:

– $5,000 Callable Yield Notes linked to a reference asset consisting of the iShares® MSCI Emerging Markets Index Fund (“EEM”) and the Russell 2000® Index (“RTY”) (the “Global Callable Yield Notes”)

– $334,000 Callable Yield Notes linked to a reference asset consisting of the Market Vectors Gold Miners ETF (“GDX”) and the Energy Select SPDR® Fund (“XLE”) (the “Commodity Sector Callable Yield Notes”)

}	12-month term

}	Quarterly coupons

}	Contingent principal protection

}	Callable quarterly at par by the Issuer

The Callable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or applicable underlying supplements. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes.  HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-3 of the accompanying prospectus supplement, page US-1 of the accompanying underlying supplement no. 1, as applicable, and page US2-1 of the accompanying underlying supplement no. 2.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note / total linked to the EEM/RTY	$1,000 / $5,000	$25.70 / $128.50	$974.30 / $4,871.50
Per Note / total linked to the GDX/XLE	$1,000 / $334,000	$25.70 / $8,583.80	$974.30 / $325,416.20

HSBC USA Inc.
12-Month Callable Yield Notes

This pricing supplement relates to two separate offerings of Callable Yield Notes (each a “Note” and collectively the “Notes”).  Each offering will have the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus and underlying supplements.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or underlying supplements, the terms described in this pricing supplement shall control.

This pricing supplement relates to two separate offerings of Notes, one linked to the performance of a basket of one index fund and one index and the other linked to the performance of a basket of two index funds (each basket a “Reference Asset”).  Each of the two offerings of Notes is linked to a different Reference Asset and each will likely have a different Annual Coupon Rate.  The performance of each offering of Notes does not depend on the performance of any other offering of Notes.  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below.  The following key terms relate to the offerings of Notes:

Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†
Principal Amount:	$1,000 per Note
Reference Asset	Annual Coupon Rate	CUSIP/ISIN
iShares® MSCI Emerging Markets Index Fund (the “EEM”) and Russell 2000® Index (the “RTY”)	15.00%	4042K0Y58/ US4042K0Y587
Market Vectors Gold Miners ETF (the “GDX”) And Energy Select SPDR® Fund (the “XLE”) (together with EEM and RTY, the “Underlyings”)	15.00%	4042K0Y66/ US4042K0Y660
Trade Date:	May 21, 2010
Pricing Date:	May 21, 2010
Settlement Date:	May 28, 2010
Final Valuation Date:	May 20, 2011, subject to adjustment as described below under the caption “Final Valuation Date and Maturity Date.”
Maturity Date:
5 business days after the Final Valuation Date and is expected to be May 27, 2011.  The Maturity Date is subject to adjustment as described below under the caption “Final Valuation Date and Maturity Date.”

Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value plus any coupon payment.
Final Settlement Value:
}  If a Trigger Event with respect to the relevant Reference Asset does not occur, 100% of the Principal Amount.
}  If a Trigger Event with respect to the relevant Reference Asset occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.
}  If a Trigger Event with respect to the relevant Reference Asset occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying in the relevant Reference Asset. In such a case, you may lose up to 100% of your investment regardless of the performance of the other Underlying included in the relevant Reference Asset.

Trigger Event:	A Trigger Event occurs if the Official Closing Value of either Underlying included in the relevant Reference Asset is below its Trigger Value on any trading day during the Observation Period.
Trigger Value:	For each Underlying included in the relevant Reference Asset, 75% of the Initial Value of such Underlying.
Least Performing Underlying:	The Underlying included in the relevant Reference Asset with the lowest Final Return.
Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date.
Coupon Payment Dates:
August 27, 2010; November 29, 2010; February 28, 2011; and May 27, 2011 (the Maturity Date).  The Coupon Payment Dates are subject to postponement as described under “Payment on the Notes—Coupon” on page PS-4 below.

Early Redemption Right:
Each offering of Notes may be redeemed by the Issuer on any Coupon Payment Date at 100% of their Principal Amount together with any coupon payment. See “Early Redemption Right” on page PS-5 for more details.

Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows:

Final Value – Initial Value Initial Value
Initial Value:
$37.36 with respect to the EEM, 649.29 with respect to the RTY, 47.21 with respect to the GDX and 52.99 with respect to the XLE, which in each case was the Official Closing Value of the relevant Underlying on the Pricing Date.

Final Value:
For the RTY, the Official Closing Value of the RTY on the Final Valuation Date.  For the EEM, the GDX and the XLE, the Official Closing Value of the relevant Underlying on the Final Valuation Date, adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 2.

Official Closing Value:
With respect to each Underlying, the Official Closing Value on any trading day for such Underlying will be the closing price or closing level, as applicable, of the Underlying as determined by the calculation agent as described under “Official Closing Value” on page PS-5 below.

Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

GENERAL

This pricing supplement relates to two separate offerings of Notes, each linked to a different Reference Asset identified on the cover page.  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset.  Although each offering of Notes relates to a Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or any component security included in such Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, underlying supplement no. 1 dated January 8, 2010 and underlying supplement no. 2 dated January 11, 2010.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or underlying supplements, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement, page S-3 of the prospectus supplement page US1-1 of underlying supplement no. 1, as applicable, and page US2-1 of underlying supplement no. 2, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and each underlying supplement) with the US Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and each underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and each underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

}	The underlying supplement no. 1 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410001030/v170879_424b2.htm

}	The underlying supplement no. 2 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410001371/v171070_424b2.htm

PAYMENT ON THE NOTES

Unless we have exercised our Early Redemption Right, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value (plus any coupon payment) determined as follows:

}	If a Trigger Event with respect to the relevant Reference Asset does not occur, 100% of the Principal Amount.

}	If a Trigger Event with respect to the relevant Reference Asset occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.

}
If a Trigger Event with respect to the relevant Reference Asset occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying in the relevant Reference Asset.

Coupon

On each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate divided by four.  The expected Coupon Payment Dates are August 27, 2010; November 29, 2010; February 28, 2011; and May 27, 2011 (which is also the expected Maturity Date).  If any Coupon Payment Date falls on a day that is not a business day (including a Coupon Payment Date that is also the Maturity Date or the Early Redemption Date, as defined below), such Coupon Payment Date will be postponed to the immediately succeeding business day.  If the final Coupon Payment Date (which is also the Maturity Date) is postponed as described under “Final Valuation Date and Maturity Date” below, such final Coupon Payment Date will be postponed until the postponed Maturity Date.  In no event, however, will any additional interest accrue on the Notes as a result of any the foregoing postponements.  For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

The “Annual Coupon Rate” is 15.00% per annum for each of the Global Callable Yield Notes and the Commodity Sector Callable Yield Notes.

Early Redemption Right

The Notes are redeemable at our option in whole, but not in part, on any Coupon Payment Date upon giving notice five business days prior to such Coupon Payment Date. The “Early Redemption Date” is the Coupon Payment Date, if any, for which we have given notice, on or before the third business day prior to such Coupon Payment Date, that we elect to redeem the Notes.  If the Notes are redeemed prior to the Maturity Date, you will be entitled to receive only the Principal Amount of the Notes and any coupon payment in respect of Coupon Payment Dates ended on or before the Early Redemption Date. In this case, you will lose the opportunity to continue to be paid Coupons on Coupon Payment Dates that occur after the Early Redemption Date.

Official Closing Value

With respect to the each Underlying, the Official Closing Value on any trading day will be determined by the calculation agent based upon the closing price of such index fund or closing level of such index, as applicable, displayed on the following pages on Bloomberg Professional® service: for EEM, page “EEM UP <EQUITY>,” for RTY, page “RTY <INDEX>,” for GDX, page “GDX UP <EQUITY>,” and for XLE, page “XLE UP <EQUITY>,” and with respect to the EEM, the GDX and the XLE, adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 2.  With respect to any of the foregoing, if the value for the relevant Underlying is not so displayed on such page, the calculation agent may refer to the display on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Issuer and Reference Sponsor

With respect to EEM, GDX and XLE, the reference issuer is iShares, Inc., Market VectorsTM ETF Trust and the Select Sector SPDR® Trust, respectively.  With respect to RTY, the reference sponsor is Russell Investment Group.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe that the value of both of the Underlyings included in the relevant Reference Asset will not decline by 25% or more at any time during the term of the Note.

}	You are willing to make an investment that is potentially exposed to downside performance of the relevant Least Performing Underlying on a 1-to-1 basis.

}	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to your Notes.

}	You are willing to be exposed to the possibility of early redemption.

}	You are willing to forego distributions paid on the index funds or on stocks comprising the index included in the relevant Reference Asset (as applicable).

}	You are willing to hold the Notes to maturity.

}	You do not seek an investment for which there will be an active secondary market.

}
You do not prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

The Notes may not be suitable for you if:

}	You believe that the value of one or more of the Underlyings included in the relevant Reference Asset will decline by 25% or more at any time during the term of the Note.

}	You are unwilling to make an investment that is potentially exposed to downside performance of the relevant Least Performing Underlying on a 1-to-1 basis.

}	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to your Notes.

}	You are unwilling to be exposed to the possibility of early redemption.

}	You prefer to receive the distributions paid on the index funds or on stocks comprising the index included in the relevant Reference Asset (as applicable).

}	You prefer a product that provides upside participation in the Reference Asset, as opposed to the coupon being offered with respect to your Notes.

}	You are unable or unwilling to hold the Notes to maturity.

}	You seek an investment for which there will be an active secondary market.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement, on page US1-1 of the accompanying underlying supplement no. 1 and on page US2-1 of the accompanying underlying supplement no. 2.  Investing in the Notes is not equivalent to investing directly in any of the stocks comprising any Underlying, securities held by an Underlying or in any Underlyings themselves.  You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplements.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement;

}	“— Additional Risks Relating to Certain Notes with More than One Instrument Comprising the Reference Asset” in the prospectus supplement;

With respect to Global Callable Yield Notes:

}
“—Additional Risks Relating to Notes That Are Denominated In or Indexed to a Foreign Currency or With a Reference Asset That Is a Foreign Currency or a Contract or Index Relating Thereto” in the prospectus supplement;

}	“— There are Risks Associated With Small-Capitalization Stocks” in underlying supplement no. 1;

}	“— Risks Associated with Foreign Securities Markets” in underlying supplement no. 2;

}	“— The Notes are Subject to Currency Exchange Risk” in underlying supplement no. 2;

}	“— There are Risks Associated with Emerging Markets” in underlying supplement no. 2;

With respect to Commodity Sector Callable Yield Notes:

}	“— Additional Risks Relating to Notes with a Reference Asset That is a Commodity or a Contract or Index Relating thereto” in the prospectus supplement;

}	“—Risks Associated With the Gold Mining Industry” in underlying supplement no. 2;

}	“—Risks Associated With the Energy Sector” in underlying supplement no. 2;

}	“Concentration of Investment in Particular Sector” with respect to XLE in underlying supplement no. 2; and

}	“— There are Risks Associated With an Investment in a Concentrated Industry” with respect to GDX in underlying supplement no. 2.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are not principal protected and you may lose your entire initial investment.

The Notes are not principal protected. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if a Trigger Event occurs during the Observation Period and the Final Return of the Least Performing Underlying is negative. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose your entire initial investment if the value of the Least Performing Underlying falls to zero. An investment in the Notes is not principal protected and you may receive less at maturity than you originally invested in the Notes, or you may receive nothing at maturity, excluding any coupon payment.

You will not participate in any appreciation in the value of any of the Underlyings included in the Reference Assets.

The Notes will not pay more than the Principal Amount, plus any coupon payment, at maturity or upon early redemption. Even if the Final Return of each Underlying in the relevant Reference Asset is greater than zero (regardless of whether a Trigger Event has occurred), you will not participate in the appreciation of any Underlying. Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus any coupons.  Under no circumstances, regardless of the extent to which the value of the Underlying of the relevant Reference Asset appreciates, will your return exceed the total amount of the coupons.  In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Underlyings included in the relevant Reference Asset.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, such as the coupons, payment at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If a Trigger Event occurs with respect to any Underlying included in a Reference Asset, your return will be based on the Final Return of the Least Performing Underlying included in that Reference Asset.

The performance of any of the Underlyings included in a Reference Asset may cause a Trigger Event to occur.  If a Trigger Event does occur, your return will be based on the Final Return of the Least Performing Underlying included in that Reference Asset without regard to the performance of the other Underlying or which Underlying caused the Trigger Event to occur. As a result, you could lose all or some of your initial investment if the Final Return of the Least Performing Underlying is negative, even if there is an increase in the value of the other Underlying included in that Reference Asset.  This could be the case even if another Underlying caused the Trigger Event to occur or the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

The Notes are subject to our Early Redemption Right, which limits your ability to accrue interest over the full term of the Notes.

The Notes are subject our Early Redemption Right and therefore may be redeemed by us on any Coupon Payment Date upon at least five business days notice. If the Notes are redeemed prior to the Maturity Date, you will be entitled to receive only the Principal Amount of your Notes and any coupon payment in respect of Coupon Payment Dates originally scheduled to occur on or before the Early Redemption Date. In such a case, you will lose the opportunity to continue to accrue and be paid coupons in respect of Coupon Payment Dates following the Early Redemption Date. If the Notes are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar price of risk that yield as much interest as the Notes.  See “Early Redemption Right” on page PS-5.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the values of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlyings to the same degree for each Underlying. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performances of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying of the two Underlyings to which the Notes are linked.

An index fund and its underlying index are different.

The performance of an index fund may not exactly replicate the performance of the respective underlying index, because such index fund will reflect transaction costs and fees that are not included in the calculation of the respective underlying index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the respective underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the respective underlying index and in managing cash flows. Your investment is linked to a Reference Asset which consists of two index funds for the Commodity Sector Callable Yield Notes and one index and one index fund for the Global Callable Yield Notes, and therefore any information relating to an Underlying index is only relevant to understanding the index that such index fund seeks to replicate.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

The original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” herein and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Risk Factor Specific to the Global Callable Yield Notes

Changes that affect an index may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an index concerning additions, deletions and substitutions of the constituents comprising such index and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in such index may affect the value of such index.  The policies of the reference sponsor with respect to the calculation of the relevant index could also affect the value of such index.  The reference sponsor may discontinue or suspend calculation or dissemination of its relevant index. Any such actions could affect the value of the Notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value.  We cannot predict the value of any Underlying at any time during the Observation Period or on the Final Valuation Date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events.  You should not take this illustration or these examples as an indication or assurance of the expected performance of the relevant Reference Asset to which your Notes are linked or return on the Notes.  With respect to the Notes, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of performance for the Least Performing Underlying’s Final Return from -100% to +100%. The following results are based solely on the assumptions outlined below.  You should consider carefully whether the Notes are suitable to your investment goals.

}	Principal Amount:	$1,000

}	Trigger Value:	75% of the Initial Value of each Underlying

}	Annual Coupon Rate:	15.00%.

}	The Notes are held until maturity and are not redeemed early.

	Trigger Event Does Not Occur[1]				Trigger Event Occurs[2]
Least Performing Underlying’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on Notes
100.00%	$150	$1,000	$1,150	15.00%	$150	$1,000	$1,150	15.00%
90.00%	$150	$1,000	$1,150	15.00%	$150	$1,000	$1,150	15.00%
80.00%	$150	$1,000	$1,150	15.00%	$150	$1,000	$1,150	15.00%
70.00%	$150	$1,000	$1,150	15.00%	$150	$1,000	$1,150	15.00%
60.00%	$150	$1,000	$1,150	15.00%	$150	$1,000	$1,150	15.00%
50.00%	$150	$1,000	$1,150	15.00%	$150	$1,000	$1,150	15.00%
40.00%	$150	$1,000	$1,150	15.00%	$150	$1,000	$1,150	15.00%
30.00%	$150	$1,000	$1,150	15.00%	$150	$1,000	$1,150	15.00%
20.00%	$150	$1,000	$1,150	15.00%	$150	$1,000	$1,150	15.00%
10.00%	$150	$1,000	$1,150	15.00%	$150	$1,000	$1,150	15.00%
0.00%	$150	$1,000	$1,150	15.00%	$150	$1,000	$1,150	15.00%
-10.00%	$150	$1,000	$1,150	15.00%	$150	$900	$1,050	5.00%
-20.00%	$150	$1,000	$1,150	15.00%	$150	$800	$950	-5.00%
-25.00%	$150	$1,000	$1,150	15.00%	$150	$750	$900	-10.00%
-30.00%	N/A	N/A	N/A	N/A	$150	$700	$850	-15.00%
-40.00%	N/A	N/A	N/A	N/A	$150	$600	$750	-25.00%
-50.00%	N/A	N/A	N/A	N/A	$150	$500	$650	-35.00%
-60.00%	N/A	N/A	N/A	N/A	$150	$400	$550	-45.00%
-70.00%	N/A	N/A	N/A	N/A	$150	$300	$450	-55.00%
-80.00%	N/A	N/A	N/A	N/A	$150	$200	$350	-65.00%
-90.00%	N/A	N/A	N/A	N/A	$150	$100	$250	-75.00%
-100.00%	N/A	N/A	N/A	N/A	$150	$0	$150	-85.00%

1 The Official Closing Value of each Underlying included in the relevant Reference Asset never falls below its respective Trigger Value on any trading day during the Observation Period.
2  The Official Closing Value of an Underlying included in the relevant Reference Asset falls below its Trigger Value on a trading day during the Observation Period.
3 Assuming the Notes have been held to maturity, the hypothetical total amount of the coupons paid on the Notes as of the Maturity Date will equal $150.00, with coupon payments of $37.50 made on each Coupon Payment Date.

Hypothetical Examples of the Final Settlement Value

The five examples below set forth a sampling of hypothetical Final Settlement Values for the Global Callable Yield Notes (for which the Reference Asset consists only of EEM and RTY as Underlyings) based on the following assumptions:

}	Principal Amount of Notes:	$1,000

}	Trigger Value:	75% of the Initial Value of each Underlying

}	Annual Coupon Rate:	15.00%.

}	Initial Value:	$37.36 for EEM and 649.29 for RTY.

In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Early Redemption Date, as applicable).

The examples provided herein are for illustration purposes only. The actual Final Settlement value, if any, will depend on whether a Trigger Event occurs in the relevant Reference Asset and, if so, the Final Return of the relevant Least Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether a Trigger Event will occur in the relevant Reference Asset and, if so, whether the Final Return of the relevant Least Performing Underlying will be less than zero, or to what extent the Final Return will be less than zero.

Example 1: We do not exercise our Early Redemption Right and a Trigger Event occurs. Additionally, the Final Return of the Least Performing Underlying is zero or negative.

Underlying	Initial Value	Lowest Official Closing Value of the Underlying during the Observation Period	Final Value on Final Valuation Date
EEM	$37.36	$18.68 (50% of Initial Value)	$22.42 (60% of Initial Value)
RTY	649.29	519.43 (80% of Initial Value)	519.43 (80% of Initial Value)

Since the Official Closing Value of EEM is below its Trigger Value during the Observation Period, a Trigger Event occurs. EEM is also the Least Performing Underlying.

The Final Return of the Least Performing Underlying =

    Final Value of EEM – Initial Value of EEM
Initial Value of EEM

= ($22.42 – $37.36)/$37.36 = -40.00%

Final Settlement Value = Principal Amount of the Notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1 – 40%) = $600.00

Therefore, with the total coupon payment of $150.00 over the term of the Notes, the total payment on the Notes is $750.00.

Example 2: We do not exercise our Early Redemption Right and a Trigger Event occurs, however, the Least Performing Underlying never reaches or falls below its Trigger Value. Additionally, the Final Return of the Least Performing Underlying is less than zero.

Underlying	Initial Value	Lowest Official Closing Value of the Underlying during the Observation Period	Final Value on Final Valuation Date
EEM	$37.36	$29.89 (80% of Initial Value)	$32.88 (88% of Initial Value)
RTY	649.29	454.50 (70% of Initial Value)	616.83 (95% of Initial Value)

Since the Official Closing Value of RTY is below its Trigger Value during the Observation Period, a Trigger Event occurs. EEM is the Least Performing Underlying, even though its Official Closing Value never reaches or falls below its Trigger Value.

Therefore, the Final Return of the Least Performing Underlying =

    Final Value of EEM – Initial Value of EEM
Initial Value of EEM

= ($32.88 – $37.36)/$37.36 = -12.00%

Final Settlement Value  = Principal Amount of the notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1 – 12%) = $880.00

Therefore, with the total coupon payment of $150.00 over the term of the Notes, the total payment on the Notes is $1,030.00.

Example 3: We do not exercise our Early Redemption Right and a Trigger Event occurs. Additionally the Final Return of the Least Performing Underlying is greater than zero.

Underlying	Initial Value	Lowest Official Closing Value of the Underlying during the Observation Period	Final Value on Final Valuation Date
EEM	$37.36	$24.28 (65% of Initial Value)	$41.10 (110% of Initial Value)
RTY	649.29	519.43 (80% of Initial Value)	779.15 (120% of Initial Value)

Since the Official Closing Value of EEM is below its Trigger Value during the Observation Period, a Trigger Event occurs. EEM is also the Least Performing Underlying.

The Final Return of the Least Performing Underlying =

    Final Value of EEM – Initial Value of EEM
Initial Value of EEM

= ($41.10 – $37.36)/$37.36 = 10.00%

Therefore, since a Trigger Event has occurred and the Final Value of the Least Performing Underlying is positive, the Final Settlement Value equals $1,000.

Additionally, with the total coupon payment of $150.00 over the term of the Notes, the total payment on the Notes is $1,150.00.

Example 4: We do not exercise our Early Redemption Right and a Trigger Event does not occur.

Underlying	Initial Value	Lowest Official Closing Value of the Underlying during the Observation Period	Final Value on Final Valuation Date
EEM	$37.36	$29.89 (80% of Initial Value)	$33.62 (90% of Initial Value)
RTY	649.29	584.36 (90% of Initial Value)	584.36 (90% of Initial Value)

Since the Official Closing Value of each Underlying was not below its Trigger Value, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

Additionally, with the total coupon payment of $150.00 over the term of the Notes, the total payment on the Notes is $1,150.00.

Example 5: We exercise our Early Redemption Right and the Early Redemption Date is November 29, 2010.

Since we exercised our Early Redemption Right, there is an early redemption and you are no longer entitled to receive any Final Settlement Value.  Therefore, on the Early Redemption Date you would receive your $1,000 Principal Amount of Notes plus the coupon payment of $37.50 owed to you on such date.  As a result, on the Early Redemption Date, you would be entitled to receive a total payment of $1,037.50.  Once we exercise our Early Redemption Right, the Underlyings have no relevance in determining the payment owed to you on the Early Redemption Date.

Therefore, with the previous coupon payment of $37.50 paid on August 27, 2010, the total payment on the Notes is $1,075.00.

INFORMATION RELATING TO THE GLOBAL CALLABLE YIELD NOTES
The disclosure relating to the EEM and the RTY contained below relates only to the offering of the Global Callable Yield Notes.

Description of the EEM	Historical Performance of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of March 31, 2010, the MSCI Emerging Markets Index consisted of the following 23 component country indices: Bermuda, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Ireland, Israel, Korea (South), Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” on page US2-17 of the accompanying underlying supplement no. 2.

The following graph sets forth the historical performance of the EEM based on the monthly historical closing prices from May 31, 2005 through May 21, 2010 (using May 21, 2010 as the monthly historical closing price for May 2010).  The closing price for the EEM on May 21, 2010 was $37.36.  We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the EEM Official Closing Value during the Observation Period or on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$24.72	$21.17	$22.53
4/1/2005	6/30/2005	$24.39	$21.52	$23.83
7/1/2005	9/30/2005	$28.37	$23.66	$28.31
10/3/2005	12/30/2005	$29.99	$24.94	$29.39
1/3/2006	3/31/2006	$33.78	$29.99	$33.01
4/3/2006	6/30/2006	$37.07	$27.11	$31.22
7/3/2006	9/29/2006	$33.32	$29.02	$32.28
10/2/2006	12/29/2006	$38.25	$31.62	$38.09
1/3/2007	3/30/2007	$39.84	$34.51	$38.74
4/2/2007	6/29/2007	$44.60	$38.73	$43.81
7/2/2007	9/28/2007	$50.48	$37.14	$49.77
10/1/2007	12/31/2007	$55.81	$47.21	$50.09
1/2/2008	3/31/2008	$50.74	$40.67	$44.78
4/1/2008	6/30/2008	$52.47	$44.42	$45.18
7/1/2008	9/30/2008	$44.75	$30.87	$34.52
10/1/2008	12/31/2008	$34.28	$18.21	$24.96
1/2/2009	3/31/2009	$27.27	$19.86	$24.80
4/1/2009	6/30/2009	$34.87	$24.71	$32.22
7/1/2009	9/30/2009	$39.50	$30.24	$38.90
10/1/2009	12/31/2009	$42.51	$37.29	$41.50
1/4/2010	3/31/2010	$43.47	$36.19	$42.12
4/1/2010	5/21/2010	$44.02	$35.68	$37.36

* As of the date of this pricing supplement available information for the second calendar quarter of 2010 includes data for the period from April 1, 2010 through May 21, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.  The closing price of EEM on May 21, 2010 was $37.36.

Description of the RTY	Historical Performance of the RTY

RTY is designed to track the performance of the small capitalization segment of the United States equity market.  All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

For more information about the RTY, see “The Russell 2000® Index” on page US1-6 of the accompanying underlying supplement no. 1.

The following graph sets forth the historical performance of the RTY based on the monthly historical closing levels from May 31, 2005 through May 21, 2010 (using May 21, 2010 as the monthly historical closing level for May 2010).  The closing level for the RTY on May 21, 2010 was 649.29. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the RTY Closing Value during the Observation Period or on the Final Valuation Date.

INFORMATION RELATING TO THE COMMODITY SECTOR CALLABLE YIELD NOTES
The disclosure relating to the GDX and the XLE contained below relates only to the offering of the Commodity Sector Callable Yield Notes.

Description of the GDX	Historical Performance of the GDX

The GDX seeks investment results that correspond to the price and yield of the NYSE Arca Gold Miners Index.  The NYSE Arca Gold Miners Index provides exposure to a diversified group of small, mid, and large capitalization companies worldwide involved primarily in the mining for gold.

For more information about the GDX, see “The Market Vectors Gold Miners ETF” on page US2-26 of the accompanying underlying supplement no. 2.

The following graph sets forth the historical performance of the GDX based on the monthly historical closing prices from May 21, 2006 (the inception date of the GDX) through May 21, 2010 (using May 21, 2010 as the monthly historical closing level for May 2010).  The closing price for the GDX on May 21, 2010 was $47.21.  We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the GDX should not be taken as an indication of future performance, and no assurance can be given as to the GDX Official Closing Value during the Observation Period or on the Final Valuation Date.

Quarter Begin	Quarter End	Quarter High	Quarter Low	Quarter Close
5/23/2006*	6/30/2006*	$39.81	$31.82	$38.70
7/3/2006	9/29/2006	$42.58	$33.86	$35.65
10/2/2006	12/29/2006	$42.32	$32.41	$39.91
1/3/2007	3/30/2007	$43.32	$36.20	$39.42
4/2/2007	6/29/2007	$42.85	$36.63	$37.89
7/2/2007	9/28/2007	$45.96	$32.79	$45.10
10/1/2007	12/31/2007	$53.60	$42.31	$45.85
1/2/2008	3/31/2008	$56.87	$44.88	$47.75
4/1/2008	6/30/2008	$51.43	$41.61	$48.52
7/1/2008	9/30/2008	$51.83	$27.36	$34.08
10/1/2008	12/31/2008	$35.49	$15.83	$33.88
1/2/2009	3/31/2009	$38.93	$27.15	$36.88
4/1/2009	6/30/2009	$45.10	$30.81	$37.76
7/1/2009	9/30/2009	$48.40	$34.05	$45.29
10/1/2009	12/31/2009	$55.40	$40.92	$46.21
1/4/2010	3/31/2010	$51.16	$39.48	$44.41
4/1/2010	5/21/2010	$54.62	$45.36	$47.21

* Available information for the second calendar quarter of 2006 includes data for the period from May 23, 2006 (the inception date of the GDX) through June 30, 2006.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2006.

** As of the date of this pricing supplement available information for the second calendar quarter of 2010 includes data for the period from April 1, 2010 through May 21, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.  The closing price of GDX on May 21, 2010 was $47.21.

Description of the XLE	Historical Performance of the XLE

The XLE seeks to provide investment results that correspond to the performance of The Energy Select Sector Index which includes companies that develop and produce crude oil and natural gas, provide drilling and other energy related services.

For more information about the XLE, see “The Energy Select SPDR® Fund” on page US2-50 of the accompanying underlying supplement no. 2.

The following graph sets forth the historical performance of the XLE based on the monthly historical closing prices from May 31, 2005 through May 21, 2010 (using May 21, 2010 as the monthly historical closing level for May 2010).  The closing price for the XLE on May 21, 2010 was $52.99.  We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the XLE should not be taken as an indication of future performance, and no assurance can be given as to the XLE Official Closing Value during the Observation Period or on the Final Valuation Date.

Quarter Begin	Quarter End	Quarter High	Quarter Low	Quarter Close
1/3/2005	3/31/2005	$45.13	$34.56	$42.85
4/1/2005	6/30/2005	$46.14	$37.94	$44.45
7/1/2005	9/30/2005	$54.65	$44.61	$53.69
10/3/2005	12/30/2005	$54.30	$44.94	$50.31
1/3/2006	3/31/2006	$58.28	$50.55	$54.37
4/3/2006	6/30/2006	$60.15	$50.01	$56.73
7/3/2006	9/29/2006	$59.86	$50.17	$53.45
10/2/2006	12/29/2006	$62.13	$50.20	$58.74
1/3/2007	3/30/2007	$61.16	$53.89	$60.24
4/2/2007	6/29/2007	$71.45	$60.19	$69.05
7/2/2007	9/28/2007	$76.29	$62.73	$74.94
10/1/2007	12/31/2007	$80.60	$69.62	$79.22
1/2/2008	3/31/2008	$80.74	$62.97	$73.80
4/1/2008	6/30/2008	$91.42	$73.35	$88.36
7/1/2008	9/30/2008	$90.15	$59.13	$63.77
10/1/2008	12/31/2008	$63.43	$38.85	$47.84
1/2/2009	3/31/2009	$53.18	$37.40	$42.46
4/1/2009	6/30/2009	$54.82	$41.48	$48.07
7/1/2009	9/30/2009	$56.28	$43.66	$53.92
10/1/2009	12/31/2009	$60.56	$51.34	$57.01
1/4/2010	3/31/2010	$60.87	$52.68	$57.52
4/1/2010	5/21/2010	$62.29	$51.01	$52.99

* As of the date of this pricing supplement available information for the second calendar quarter of 2010 includes data for the period from April 1, 2010 through May 21, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.  The closing price of XLE on May 21, 2010 was $52.99.

FINAL VALUATION DATE AND MATURITY DATE

If the Final Valuation Date is not a scheduled trading day for any Underlying, then the Final Valuation Date for such Underlying will be the next succeeding day that is a scheduled trading day (as defined in the relevant underlying supplement with respect to each Underlying) for such Underlying. For each Underlying, the calculation agent will determine whether a market disruption event (as defined in the relevant underlying supplement with respect to each Underlying) exists on the Final Valuation Date with respect to such Underlying independent from other Underlyings; therefore a market disruption event may exist for certain Underlyings and not exist for other Underlyings. If a market disruption event exists for an Underlying on the Final Valuation Date, then the Final Valuation Date for such Underlying will be the next scheduled trading day for which there is no market disruption event for such Underlying. If such market disruption event continues for five consecutive scheduled trading days, then that fifth scheduled trading day will nonetheless be the Final Valuation Date for such Underlying, and the Final Value with respect to such Underlying will be determined (1) with respect to an Underlying the is an index, by means of the formula for and method of calculating such index which applied just prior to the market disruption event, using the relevant exchange’s traded or quoted price of each stock or other security in such index (or if an event giving rise to a market disruption event has occurred with respect to a stock or other security in such index and is continuing on that fifth scheduled trading day, the calculation agent’s good faith estimate of the value for that stock or other security), or (2) with respect to an Underlying that is an index fund, by the calculation agent, in its sole discretion, using its estimate of the exchange traded prices for such index fund that would have prevailed but for that market disruption event. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the originally scheduled Final Valuation Date, the determination of such Underlying’s Final Value will be made on the originally scheduled Final Valuation Date, irrespective of the existence of a market disruption event with respect to any other Underlying. If the Final Valuation Date for any Underlying included in the relevant Reference Asset is postponed, then the Maturity Date for the relevant Reference Asset will also be postponed to the third business day following the latest of such postponed Final Valuation Dates.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement and (ii) any accrued but unpaid interest payable based upon the Annual Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months.  In such a case, the third scheduled trading day for all of the Underlyings immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return for each Underlying.  If a market disruption event exists with respect to an Underlying on that Scheduled Trading Day, then the accelerated Final Valuation Date for the relevant Reference Asset will be postponed for up to five Scheduled Trading Days (in the same general manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date for the relevant Reference Asset will be the fifth business day following such accelerated postponed Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. proposes to offer the Notes at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions of up to 2.57%, or $25.70, per $1,000 Principal Amount of Notes.  HSBC Securities (USA) Inc. may re-allow up to the full amount of the selling concession per $1,000 Principal Amount of Notes on sales of such Notes by other brokers or dealers and may pay selling concessions to other broker-dealers of 2.00% to 2.50%, or $20.00 to $25.00, and referral fees of up to 0.57%, or $5.70, per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth in this pricing supplement, which is expected to be the fifth business day following the Trade Date of the Notes. Under Rule 15c6-1 under the

Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on Trade Date and May 24, 2010, will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp.  In the opinion of Sidley Austin llp, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach and the balance of this summary so assumes.  However, other reasonable approaches are possible.  Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  We intend to treat the Deposits as short-term debt instruments for U.S. federal income tax purposes.  Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Debt Instruments” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term debt instruments.

As described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit,” (1) for purposes of dividing the 15.00 percent Annual Coupon Rate on the Notes linked to the basket containing the EEM and the RTY among interest on the Deposit and Put Premium, 1.40 percent constitutes interest on the Deposit and 13.60 percent constitutes Put Premium and (2) for purposes of dividing the 15.00 percent Annual Coupon Rate on the notes linked to the basket containing the GDX and the XLE among interest on the Deposit and Put Premium, 1.40 percent constitutes interest on the Deposit and 13.60 percent constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  We will not attempt to ascertain whether the issuer of any stock owned by, or included in, one or more of the Underlyings of the relevant Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purpose.  In the event that the issuer of any stock owned by, or included in, one or more of the Underlyings of the relevant Reference Asset were treated as a PFIC or USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock owned by, or included in, the Underlyings of the relevant Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock owned by, or included in, one or more of the Underlyings of the relevant Reference Asset is or becomes a PFIC or USRPHC.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying underlying supplements, prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying underlying supplements, prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This pricing supplement, the accompanying underlying supplements, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying underlying supplements, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$5,000 Callable Yield Notes linked to
the iShares® MSCI Emerging Markets
Index Fund and the Russell 2000®
Index

and

$334,000 Callable Yield Notes linked to
the Market Vectors Gold Miners ETF
and the Energy Select SPDR® Fund

May 21, 2010

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-10
Information Relating to the Global Callable Yield Notes	PS-13
Information Relating to the Commodity Sector Callable Yield Notes	PS-15
Information Relating to the Commodity Sector Callable Yield Notes	PS-15
Final Valuation Date and Maturity Date	PS-17
Events of Default and Acceleration	PS-17
Supplemental Plan of Distribution (Conflicts of Interest)	PS-17
Certain U.S. Federal Income Tax Considerations	PS-18
Underlying Supplement No. 1
Risk Factors	US1-1
The S&P 500® Index	US1-4
The Russell 2000® Index	US1-6
The Dow Jones Industrial AverageSM	US1-9
The Hang Seng China Enterprises Index®	US1-11
The Hang Seng® Index	US1-13
The Korea Stock Price Index 200	US1-15
The MSCI Singapore IndexSM	US1-18
The MSCI Taiwan IndexSM	US1-22
The Dow Jones EURO STOXX 50® Index	US1-26
The PHLX Housing SectorSM Index	US1-29
The TOPIX® Index	US1-33
The NASDAQ-100 Index®	US1-36
S&P BRIC 40 Index	US1-40
The Nikkei 225 Index	US1-43
The FTSE™ 100 Index	US1-45
The MSCI EAFE® Index	US1-47
The MSCI Emerging Markets Index	US1-52
Other Components	US1-57
Additional Terms of the Notes	US1-57
Underlying Supplement No. 2
Risk Factors	US2-1
The DIAMONDS® Trust, Series 1	US2-7
The POWERSHARES QQQ TRUSTSM, SERIES 1	US2-9
The iShares® MSCI Mexico Investable Market Index Fund	US2-13
The iShares® MSCI Brazil Index Fund	US2-15
The iShares® MSCI Emerging Markets Index Fund	US2-17
The iShares® MSCI EAFE Index Fund	US2-20
The SPDR Trust Series 1	US2-23
The Market Vectors Gold Miners ETF	US2-26
The Oil Service HOLDRSSM Trust	US2-30
The iShares® Dow Jones U.S. Real Estate Index Fund	US2-32
The iShares® FTSE/Xinhua China 25 Index Fund	US2-36
The iShares® S&P Latin America 40 Index Fund	US2-39
The Financial Select Sector SPDR® Fund	US2-42
The Semiconductor HOLDRSSM Trust	US2-46
The iShares® Dow Jones Transportation Average Index Fund	US2-48
The Energy Select SPDR® Fund	US2-50
The Health Care Select SPDR® Fund	US2-53
Other Components	US2-56
Additional Terms of the Notes	US2-56
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59